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                                                                   Exhibit 10.55

                                LEASE AGREEMENT


THIS LEASE AGREEMENT ("Lease") is made and executed by and between the Moller Family members, specifically, C. A. Moller, individually, Mary Clive Munson, individually, and Elizabeth Frances Moller Brewer, individually, ("Landlord"), whose address is 612 Catalpa, Angleton, Texas 77515 and SPRINT INDUSTRIAL SERVICES, INC. ("Tenant"), whose address for purposes of notice shall be P.O. Box 19129 Houston, Texas 77224, effective the lst day of August, 1995 ("Effective Date").

1. PREMISES. Landlord agrees to lease to Tenant, and Tenant agrees to lease form Landlord the property more particularly described by the area marked in blue which is shown on the Flood Insurance Rate Map dated June 5, 1989. (See Attachment "A"), The Tenant shall use and occupy the Premises for general business purposes only.

2. TERM. The term of this lease shall commence on the Effective Date and shall continue thereafter for a period of sixty (60) months, Tenant shall provide the Landlord with written notice thirty days' (30) prior to the Termination Date (August 1, 1999) stating its intention to vacate the property or continue leasing the Premises on a month-to-month basis at a rental rate to be negotiated at that time. If the Tenant fails to surrender the Premises in the condition set forth below upon their termination of its right of possession, Tenant shall be deemed a Tenant-at-sufferance and shall pay double the Rent set forth below.

3. RENT. Tenant agrees to pay Landlord rent of $500.00 per month on or before the fifth day of each month commencing on the Effective Date. Rent shall be paid to Landlord without notice, offset, deduction, abatement or demand, All late payments shall bear interest from the date due until paid at 1 0% per annum.

4. CONDITION OF PREMISES. Tenant shall not make any alterations, additions or Improvements to the Premises without prior written consent of Landlord. Tenant shall maintain the Promises in good order and repair, Tenant agrees to return said Premises to its original condition upon termination of the lease, normal wear and tear excluded. The original condition of the Premises is described in Attachment "B", being a copy of a Polaroid photograph taken as of the date shown on the photograph. Landlord agrees that tenant may stabilize the Premises with concrete wash-out, limestone or other stabilization material for the purpose of establishing a hard driving surface. In addition, Landlord agrees that the Tenant may fence the perimeter of the Promises, provide electrical power to the Premises, install a septic system and establish manufactured offices (mobile office trailers) on the Premises for use by its employees.

5. ENTRY. Landlord shall have the right to enter the Premises at any time during regular business hours (8:00 A.M. to 5:00 P.M. Monday through Friday) for any purpose that Landlord may reasonably deem necessary, Landlord may enter the Premises without being doomed guilty of an eviction of Tenant, without abatement of rent, and without liability, which Tenant hereby waives.






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6. DEFAULT.  Tenant shall be deemed in default under this lease if Tenant fails to pay rent when due, Tenant abandons the Premises by vacating the Premises for twenty consecutive days, or Tenant fails to comply with any of the obligations set forth in this lease, In the Event of default by Tenant, Landlord shall provide Tenant with a Notice of Default and allow Tenant the opportunity to cure said default within 20 days from receipt of Notice. Notice to be sent by Landlord, Return Receipt Requested, to the address written below, In the Event of Default by Tenant and after Landlord has provided Tenant with 20 days to cure said default and after Tenant has failed to do so, Landlord shall have the option to pursue any one or more of the following remedies:

     a. Landlord may, without notice, re-enter and repossess the Promises, save and except any equipment owned by Tenant and the manufactured offices, not owned by Tenant.

     b. Landlord may terminate the lease and treat the default as an entire breach of this lease; Tenant shall immediately become liable to Landlord for damages equal to the total of all unpaid rent through the Date of Termination. In addition, the improvements described in Paragraph 4 including the stabilization material, fencing, septic system electrical connections and any other fixtures that may run with the Promises, but not including the manufactured offices or any equipment owned by Tenant, will become the property of the Landlord as mitigating damages for any other payments required under the original term of the lease.

     c. Landlord may terminate Tenant's rights to possession of the Premises without terminating the Lease and Landlord may do any one of the following: (1) recover from tenant all unpaid rent through the date that possession is terminated and other amounts earned or due through such termination; (ii) take possession to the improvements detailed in Paragraph 4, but not including the manufactured offices or any equipment owned by Tenant. Waiver of Landlord of any event of default shall not be deemed a waiver of any subsequent Event of Default.

7. PROPERTY TAXES. Landlord shall be solely responsible for the timely payment of all real property taxes assessed on the Premises. Landlord will provide Tenant with sufficient proof of payment of said taxes upon delivery of the executed lease agreement and prior to the Effective Date, including copies of those payments to be made in future years, when paid.

8. INSURANCE. Tenant will obtain General Liability and Workers Compensation Insurance in amounts it deems reasonable and will provide Landlord with sufficient proof of insurance prior to the Effective Date.

9. SURRENDER. Upon termination of Tenant's right of possession to the Premises, Tenant shall peaceably quit and surrender the Premises to Landlord within 20 days of Notice.

10. INDEMNITY AND WAIVER OF LIABILITY. Tenant shall indemnify and hold harmless Landlord from and against any and all liabilities, claims, costs and actions of any kind arising from Tenant's occupation of the Premises. Landlord shall not be liable to Tenant for any





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injuries or damages to Tenant or Tenant's property, In no event shall Landlord be liable for any acts or omissions of Tenant.

11. MISCELLANEOUS. This lease may not be amended or modified unless in writing and signed by all parties. Time is of the essence of this Agreement. To the extent any provision is held to be unenforceable or invalid, the remainder shall not be affected thereby, but shall be construed to the extent possible to maintain the intent of the parties. Tenant shall observe and comply strictly with the terms of this lease. All notices, statements, payments and communications between parties hereto shall be deemed to have been sufficiently given and delivered if deposited in the United States Mail, certified or registered mail, return receipt requested, directed as follows:

If to Sprint Industrial Services, Inc.:

     Donald L. Poarch
     P.O. Box 19129
     Houston, Texas 77224

If to the Moller Family members:

     C.A. Moller
     Mary Clive Munson
     Elizabeth Frances Moller Brewer
     612 Catalpa
     Angleton, Texas 77515

Such notice shall be deemed effective upon delivery.

12. GOVERNING LAW. The validity, effect and construction of this Agreement shall be governed by the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 21st day of July, 1995.

TENANT:

Sprint Industrial Services, Inc.


/s/ Donald L. Poarch
--------------------------------
Donald L. Poarch, Vice President




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LANDLORD:

C.A. Moller, Individually
Mary Clive Munson, Individually
Elizabeth Frances Moller Brewer, Individually


/s/ C.A. Moller
-----------------------------------
C.A. Moller


/s/ Mary Clive Munson
-----------------------------------
Mary Clive Munson


/s/ Elizabeth Frances Moller Brewer
-----------------------------------
Elizabeth Frances Moller Brewer





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